Exhibit 99.1

Vicor's Board of Directors Approves Annual Cash Dividend

    ANDOVER, Mass.--(BUSINESS WIRE)--July 22, 2004--Vicor Corporation (NASDAQ: VICR) today announced that its Board of Directors has approved an annual cash dividend for 2004 of $.08 per share of the Company's stock.
    The dividend is payable on August 31, 2004 to shareholders of record at the close of business on August 11, 2004.
    Dividends are declared at the discretion of the Company's Board of Directors and depend on actual cash from operations, the Company's financial condition and capital requirements and any other factors the Company's Board of Directors may consider relevant.
    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets. For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900
             Chief Financial Officer